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                               OILSANDS QUEST INC.
                           1250, 639 - 5TH AVENUE S.W.
                            CALGARY, ALBERTA T2P 0M9


November ___, 2004


CanwWest Petroleum Corporation
Suite 206 - 475 Howe Street
Vancouver, BC  V6C 2B3

Attention:  Mr. Thornton Donaldson


Dear Sirs:


RE:   OILSANDS QUEST INC.
      RIGHT OF FIRST OFFER
      --------------------

The purpose of this letter agreement is to set forth the terms and conditions upon which Oilsands Quest Inc. ("OQI" or the "Corporation") is prepared to grant a right of first offer (the "Right of First Offer") to CanWest Petroleum Corporation ("CanWest").

If the following represents your understanding of our agreement in respect of such Right of First Offer, please acknowledge same by signing below and returning this letter agreement to OQI, which is intended to be, and upon execution will be, a binding agreement.

The material terms relating to the Right of First Offer are as follows:

1. RIGHT OF FIRST OFFER. CanWest shall have a Right of First Offer to purchase all or any part of any Subsequent Financing.

2. SUBSEQUENT FINANCING. For purposes hereof, "Subsequent Financing" shall mean any financing completed by OQI; provided, however, that a Subsequent Financing shall not include:

      (a) common shares, options or other rights to purchase common shares issued or granted to employees, officers, directors and consultants of OQI pursuant to one or more employee stock plans or agreements that have been approved by the shareholders of OQI;

      (b) securities issued by OQI pursuant to strategic partnership, joint venture or other similar arrangements approved by the OQI shareholders where the primary purpose of the arrangement is not to raise capital; or

      (c) securities issued by OQI pursuant to an acquisition of another corporation or other entity by OQI by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization subject to OQI shareholder approval;

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3.    PROCEDURE.  OQI shall provide an initial notice (the "Initial  Notice") to
      CanWest of the terms and conditions of any such Subsequent Financing following the approval of such financing by OQI's Board of Directors. CanWest shall have fifteen (15) calendar days to respond in writing with its indication to participate in such Subsequent Financing ("Intent"). If no response is received within such period, CanWest shall be deemed to have refused to participate in the Subsequent Financing. If CanWest provides its Intent notification, CanWest shall have another fifteen (15) calendar days (i.e. 30 calendar days from Initial Notice) to provide confirmation of its participation in the Subsequent Financing (the
      "Confirmation").   If  CanWest  provides  the  Confirmation  notification,
      closing shall occur within an additional thirty (30) calendar day period (i.e. 60 calendar days from Initial Notice) if the Confirmation is for an amount less than $5 million; or closing shall occur within an additional sixty (60) calendar day period (i.e. 90 calendar days from Initial Notice) if the Confirmation amount is for greater the $5 million ("Closing Date"), on the same terms and conditions set forth in the Initial Notice from OQI. If any material terms and conditions of the Subsequent Financing are changed, it will be deemed to be a new Subsequent Financing for purposes of this letter agreement unless otherwise mutually agreed to and CanWest will be provided with notification in accordance with the terms of this letter agreement. The above closing and notice periods may be waived or extended by mutual consent obtained in writing. No commissions shall be payable in connection with CanWest's exercise of its Right of First Offer under any such Subsequent Financing to the benefit of CanWest but, with the consent of OQI, certain third party consideration may be paid. To the extent any third party consideration is payable as commissions, it will be included in the amount of the Subsequent Financing.

      If CanWest provides its Intent notification, the Corporation will provide CanWest with all such marketing and investor related materials that are reasonably requested by CanWest to assist CanWest in raising the necessary funds.

4. CANWEST PARTICIPATION. For purposes hereof, "CanWest Participation" shall mean that CanWest's participation in any Subsequent Financing will not be less than 33?% of the gross proceeds of such Subsequent Financing in order to be deemed to have participated in such Subsequent Financing.

5. RELINQUISHMENT AND ASSIGNMENT. The Right of First Offer granted hereunder shall be relinquished if CanWest Participation shall have been refused or be deemed to have been refused in any three (3) consecutive Subsequent Financings or if CanWest fails to provide a minimum of 80% of the amount of funding indicated on its Confirmation notification at the Closing Date. The Right of First Offer is non-assignable except to affiliates and successors of CanWest.

6. OQI RIGHT TO TERMINATE SUBSEQUENT FINANCING. Notwithstanding the foregoing, OQI may in its sole discretion terminate any Subsequent Financing in respect of which OQI has provided Initial Notice at any time prior to having received the Intent notification. Thereafter, termination can only occur upon mutual agreement of both parties.

7. GRACE PERIOD. CanWest may request a 10-day extension of the Closing Date provided that CanWest provides written notification in advance of such Closing Date. OQI consent to such request will not be unreasonably withheld if closing is imminent.

8. EFFECTIVE DATE. CanWest's Right of First Offer will be effective after the completion of the Initial Financing. For purposes hereof, "Initial Financing" shall mean the raising of the capital required to undertake all, or a portion of the Corporation's first winter's exploration program (budgeted for $5 million) and the payment of the principal amount of $1.2 million due on the closing of the purchase of all of the shares of Western Canadian Mint Inc. and, indirectly, all of the shares of American Oilsands Company Inc. from CanWest in accordance with the terms of the letter agreement dated November 12, 2004.

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                                                                               3

9. CanWest, acting reasonably, acknowledges that it will vote its ownership interest in favor of OQI becoming a publicly listed company if, in its opinion and,at its sole discretion, , this will enhance shareholder value and liquidity.

This letter agreement shall be governed by the laws of the Province of Alberta.

The parties agree to make, execute and deliver any and all further assurances or other documents or agreements necessary to give full force and effect to the meaning and intent of this letter agreement.

All press releases or other similar public written communications of any sort relating to this letter agreement and the transactions contemplated hereby and the method of release for publication thereof, will be subject to the approval of all parties hereto, acting reasonably.

If you are in agreement with foregoing, kindly indicate your acceptance by signing this letter agreement where indicated below and return a copy to the undersigned. This letter agreement may be signed by facsimile and in counterpart, which together shall be deemed to constitute one valid letter agreement.


Yours truly,


OILSANDS QUEST INC.


Per:     _________________________


Accepted and agreed to this ____ day of ______________________, 2004.


CANWEST PETROLEUM CORPORATION


Per:     __________________________